Exhibit 3.1


                                State of Delaware
                         CERTIFICATE of INCORPORATION of
                           CONSOLIDATED PICTURES CORP.
                               a stock corporation

FIRST:  The name of this corporation is: Consolidated Pictures Corp.

SECOND: Its registered office in the State of Delaware is to be located at One Commerce Center, 1201 Orange Street, Suite 1201, P.O. Box 511 in the City of Wilmington, County of New Castle, Delaware 19899-0511. The registered agent in charge thereof is Agents and Corporations, Inc. whose address is the same as above.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock having a par value of $0.0001 per share and 5,000,000 shares of Preferred Stock having a par value of $0.0001 per share and to be issued in such series and to have such rights, preferences, and designation as determined by the Board of Directors of the Corporation.

FIFTH: The name and address of the incorporator is: Avery Pack, 2789 N.E. 5th Street, Pompano Beach, FL 33062.

SIXTH: The Board of Directors shall have the power to amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages from any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law: (i) for breach of the directory's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to, or repeal of this Article Seventh, shall apply to, or have any effect on the liability or alleged liability of, any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 16th day of January 2001.

/s/_________________________
Avery Pack, Incorporator